Oculus Announces Fiscal Fourth Quarter
and Full Year 2007 Financial Results

PETALUMA, CA — June 7, 2007 — Oculus Innovative Sciences, Inc. (Nasdaq: OCLS) today announced financial results for the fiscal fourth quarter and year ended March 31, 2007. Total net revenues for the fiscal fourth quarter of 2007, were $1.2 million, up 26% from $922,000 in the fiscal fourth quarter 2006, primarily based on penetration of Microcyn® into hospitals and pharmacy markets in Europe and Mexico. In the fiscal fourth quarter of 2007, net sales of Microcyn were $937,000, up 26% from $744,000 in the fiscal fourth quarter of 2006. Gross product margins in the fiscal fourth quarter of 2007, were 45%, compared to negative 32% in the year ago period. This increase in gross product margins was largely based on higher product revenues and a lower fixed cost of product manufacturing including a shifting of expenses from manufacturing to research and development.

For the fiscal year ended March 31, 2007, total net revenues were $4.5 million, up 76% from $2.6 million for the fiscal year ended March 31, 2006. This increase in revenues was primarily attributed to higher Microcyn sales volume in Europe and Mexico, coupled with sales to India-based distribution partner Alkem Laboratories Limited. For the fiscal year ended March 31, 2007, net sales of Microcyn were $3.7 million, up 87% from $2.0 million in the fiscal year ended March 31, 2006.

Mr. Hoji Alimi, chief executive officer of Oculus stated, “We have invested the majority of our resources in our U.S. FDA clinical trials while we have reduced our international costs. Meanwhile, our business development team is pursuing additional partnerships expected to further validate the technology and accelerate the commercialization of our product pipeline in wound care and other therapeutic indications.”

Operating expenses for the fiscal fourth quarter ended March 31, 2007, were $6.2 million, up from $5.2 million year-over-year based on higher research and development costs associated with the initiation of the Phase II clinical trial of Microcyn-based wound care treatment Dermacyn™ in patients with mildly infected diabetic foot ulcers.

Operating expenses for the fiscal year ended March 31, 2007, were $21.0 million, up from $18.5 million in the previous fiscal year. The expansion of Oculus’ research and development team to support clinical development and regulatory trials contributed to this increase in operating expenses, along with an increase in non-cash stock-based compensation expenses.

Net loss for the fiscal fourth quarter ended March 31, 2007, was $6.3 million, or $0.69 per basic and diluted share, compared to a net loss of $7.4 million, or $1.75 per basic and diluted share, in the fiscal fourth quarter ended March 31, 2006. Fiscal fourth quarter 2007 net income reflected $522,000 in non-cash stock-based compensation expenses, compared to $106,000 in the year ago period.

Net loss for the fiscal year ended March 31, 2007, was $20.2 million, or $3.71 per basic and diluted share, compared to a net loss of $23.2 million, or $5.60 per basic and diluted share, in the fiscal year ended March 31, 2006. Full year 2007 net income included $1.6 million of non-cash stock-based compensation expenses, compared to $597,000 in the year ago period.

Cash, cash equivalents, and restricted cash at March 31, 2007, was $21.1 million, including $2.0 million committed to reduce debt, compared to $7.4 million at March 31, 2006. Net cash provided by financing activities was $32.6 million and $26.1 million for the years ended March 31, 2007 and 2006, respectively. For the year ended March 31, 2007, $21.9 million of the total net cash raised through financing activities was raised in connection with Oculus’ initial public offering in the fiscal fourth quarter 2007.

Conference Call

Oculus management will host an investment community conference call and webcast to discuss these topics on June 7, 2007 at 1:05 p.m. PDT (4:05 p.m. EDT). A live broadcast over the Internet will be available at http://ir.oculusis.com/events.cfm and will be archived for 30 days.

To listen over the phone, please call 1-877-407-4018 (domestic/toll-free) or 1-201-689-8471 (international). A telephone replay will be available for 48 hours after the call at 1-877-660-6853 (domestic/toll-free), or 1-201-612-7415 (international). Please enter account number 3055 and conference identification number 244652.

	Quarter ended		Year ended
	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006
REVENUES
Product	$937	$744	$3,679	$1,966
Service	225	178	864	618

Total revenues	1,162	922	4,543	2,584

COST OF REVENUES
Product	520	979	2,104	3,899
Service	254	246	895	1,003

Total cost of revenues	774	1,225	2,999	4,902

Gross profit (loss)	388	(303)	1,544	(2,318)

OPERATING EXPENSES
Research and development	2,118	900	4,508	2,600
Selling, general and administrative	4,040	4,349	16,520	15,933

Total operating expenses	6,158	5,249	21,028	18,533

Loss from operations	(5,770)	(5,552)	(19,484)	(20,851)
Interest expense	(391)	(52)	(956)	(172)
Interest income	182	110	312	282
Other income (expense), net	(312)	(387)	345	(377)

Net loss from continuing operations	(6,291)	(5,881)	(19,783)	(21,118)

DISCONTINUED OPERATIONS
Loss from operations of discontinued business	—	(231)	—	(818)
Loss on disposal of discontinued business	—	(1,163)	—	(1,163)

Loss on discontinued operations	—	(1,394)	—	(1,981)

Net loss	(6,291)	(7,275)	(19,783)	(23,099)
Preferred stock dividends	(41)	(121)	(404)	(121)

Net loss available to common stockholders	$(6,332)	$(7,396)	$(20,187)	$(23,220)

Net loss per common share: basic and diluted
Continuing operations	$(0.69)	$(1.42)	$(3.71)	$(5.12)
Discontinued operations	—	(0.33)	—	(0.48)

	$(0.69)	$(1.75)	$(3.71)	$(5.60)

Weighted-average number of shares used in per common share calculations: Basic and diluted	9,192	4,219	5,448	4,150

Fiscal Fourth Quarter 2007 Corporate Highlights:

•	Oculus received Institutional Review Board (IRB) approval from six U.S. sites targeted to participate in its Phase II clinical trial of Dermacyn Wound Care: The three-arm, open-label trial will evaluate the safety and preliminary efficacy of Dermacyn wound care as a monotherapy and in combination with topical and systemic oral antibiotics for the treatment of mild diabetic foot infections. The six sites were North American Center for Limb Preservation; Wasatch Clinical Research; Clinical Research of Tampa Bay, Inc.; Northern California Foot and Ankle Center; Beth Israel Deaconess Medical Center/Harvard Medical School; and Wound Treatment & Research Center, UCSD.

•	Oculus announced the publication of Dermacyn Wound Care results in diabetic foot ulcers: International Journal of Lower Extremity Wounds published results from a non-randomized Italian study of its Dermacyn Wound Care product as a treatment for wide post-surgical infected diabetic foot ulcers.

•	Oculus announced an exclusive agreement with Netherlands-based Dancohr Corporation B.V., a manufacturer and wholesaler of cosmetics and salon equipment: Dancohr markets and distributes Courtin™ super-oxidized solution (formulated with Oculus’ Microcyn Technology) to beauty, manicure, pedicure and hair dressing professionals in several E.U. member states.

•	Oculus completed its initial public offering and commenced trading on the Nasdaq under ticker symbol OCLS

About Oculus
Oculus Innovative Sciences is a biopharmaceutical company that develops, manufactures and markets a family of Microcyn® Technology-based products intended to help prevent and treat infections in chronic and acute wounds. Oculus’ platform technology, called Microcyn, is a non-irritating proprietary oxychlorine formulation designed to treat a wide range of pathogens, including antibiotic-resistant strains of bacteria, viruses, fungi and spores.

Oculus’ principal operations are in Petaluma, California, and it conducts operations in Europe and Latin America through its wholly-owned subsidiaries, Oculus Innovative Sciences Netherlands B.V. and Oculus Technologies of Mexico, S.A. de C.V. Our website is www.oculusis.com.

Forward-Looking Statements
Except for historical information herein, the matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including our intent to pursue and obtain additional partnerships, validate our technology and accelerate the commercialization of our product pipeline, our ability to obtain necessary clearances, the success of our Phase II trial to evaluate the safety and efficacy of our technology, and the ability of our products to prevent and treat infections in chronic and acute wounds . Forward-looking statements may be identified by the use of words such as “will “ “intend,” “expect” “anticipate” and “hope”, among others. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, including risks inherent in the development and commercialization of potential products, the risk that clinical studies or trials will not proceed as anticipated or may not be successful or sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, the Company’s future capital needs, and its ability to obtain additional funding and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including the quarterly report on Form 10-Q for the quarter ended December 31, 2006. Oculus Innovative Sciences disclaims any obligation to update these forward-looking statements.

Contact:
Oculus Innovative Sciences, Inc.
Director of Public and Investor Relations
Dan McFadden, 425-753-2105
dmcfadden@oculusis.com
or
The Ruth Group (investors)
Sara Ephraim, 646-536-7002
sephraim@theruthgroup.com
or
The Ruth Group (media)
Jason Rando, 646-536-7025
jrando@theruthgroup.com
Janine McCargo, 646-536-7033
jmccargo@theruthgroup.com